Exhibit 10.15

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT (this “Agreement”) is entered into as of the 25th day of March, 2004, by and among Hall, Kinion and Associates, Inc., a Delaware corporation (“HKA”), and Brenda C. Rhodes and Todd Kinion, (“Guarantors”).

RECITALS

A. HKA is party to that certain Financing Agreement, dated as of June 13, 2003, as amended (the “Financing Agreement”), by and among CIT Group/Business Credit, Inc., a New York corporation (“CIT”), as lender, and HKA, Group-Ipex, Inc., a California corporation, and Onstaff Acquisition Corp., a Delaware corporation (collectively, the “Borrowers”), pursuant to which CIT agreed to make certain extensions of credit to the Borrowers and the Borrowers agreed to provide security to CIT for such borrowings.

B. In consideration of and as an inducement for CIT to agree to amend the Financing Agreement to increase the amount of borrowings available thereunder, the Guarantors have agreed to cause the issuance of letters of credit for the benefit of CIT in the aggregate face amount of $5.0 million (the “L/Cs”) to support the Borrowers’ obligations to CIT under the Financing Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

1. Fees. In consideration for providing the L/Cs, HKA agrees to pay to the Guarantors, in proportion to the amount of their respective liability under the L/Cs, an aggregate amount of $200,000, plus out-of-pocket expenses incurred by the Guarantors in obtaining the L/Cs.

2 Reimbursement. HKA agrees to reimburse to each of the Guarantors, promptly after a Guarantor has paid any amount as a result of a draw on the L/Cs, a sum equal to the amount so paid; provided that, if such reimbursement is then prohibited under the terms of the Financing Agreement or any other Loan Document (as defined in the Financing Agreement), or by any other applicable law, rule, statute, decree, court order or governmental authority, HKA shall so reimburse the Guarantors at the first time at which such reimbursement is not so prohibited.

3. Miscellaneous.

a. Amendment. This Agreement may only be amended by an agreement in writing signed by the parties hereto.

b. Entire Agreement; Severability. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written oral agreements and discussions. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-

authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of each provision in any other jurisdiction.

c. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

d. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

e. Expenses. HKA hereby agrees to pay all costs and expenses, including, without limitation, attorneys’ fees, incurred by the Guarantors in connection with the administration, protection, defense or enforcement of the Guarantors’ rights hereunder, whether or not suit thereon be filed.

f. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and the executed counterparts shall be construed as and constitute one document. Facsimile signatures shall be effective and binding for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above

HALL KINION & ASSOCIATES, INC.

/s/ MARTIN KROPELNICKI

By: Martin Kropelnicki Title: Senior Vice President

GUARANTORS

/s/ BRENDA C. RHODES

Brenda C. Rhodes

/s/ TODD KINION

Todd Kinion

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